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                                                                   EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
City National Corporation:


We consent to incorporation by reference in the registration statements (Nos. 33-32543, 33-38029, 33-60668, 333-01993 and 333-87719) on Form S-8 of City
National Corporation and subsidiaries of our report dated January 13, 2000, except as to note 15 of notes to the consolidated financial statements, which is as of February 29, 2000, relating to the consolidated balance sheet as of December 31, 1999 and 1998 and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of City National Corporation.


                                         KPMG LLP

March 23, 2000